March 27, 2002



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the first five (5) paragraphs of Item 4 included in the Form 8-K dated March 22, 2002, of Owens Corning, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/  Arthur Andersen LLP

Arthur Andersen LLP


cc:  Mr. Charles E. Dana
     Vice President - Corporate
     Controller and Global Sourcing